Exhibit 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G/A referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value of $0.0001 per share, of SharkNinja, Inc., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of August 14, 2026.

CJ Xuning Wang

/s/ CJ Xuning Wang

JS&W Group Holdings Limited Partnership

By:	/s/ CJ Xuning Wang
Name: CJ Xuning Wang
Title: Director of general partner of JS&W Group Holdings Limited Partnership

JS&W Asset Holdings Limited Partnership

By:	/s/ CJ Xuning Wang
Name: CJ Xuning Wang
Title: Director of general partner of JS&W Asset Holdings Limited Partnership